Exhibit 2.2

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of January 17, 2018, by and among Wyndham Worldwide Corporation, a Delaware Corporation (“Parent”), and each of the Persons listed on Annex I hereto (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

A.                                    On January 17, 2018, La Quinta Holdings Inc., a Delaware corporation (the “Company”), WHG BB Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”).

B.                                    Each Shareholder agrees to enter into this Agreement with respect to all shares of common stock of the Company including, for clarity, any securities resulting from the Reverse Stock Split (the “Company Common Shares”) (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Company Common Shares) that such Shareholder owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date hereof, and any additional Company Common Shares (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Company Common Shares) that such Shareholder may acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof (collectively, the “Covered Shares”).

C.                                    As of the date hereof, the Shareholders, collectively, are the beneficial or legal owners of record, and collectively have either sole or shared voting power over, the total number of Covered Shares set forth on Annex I hereto.

D.                                    Parent, Merger Sub and the Company desire that the Shareholders agree, and the Shareholders are willing to agree, on the terms and conditions and subject to the limitations set forth herein, not to Transfer (as defined below) any of the Covered Shares, and to vote all of the Covered Shares in a manner so as to approve the Merger.

E.                                     Each of Parent and the Shareholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.  When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the closing of the Merger in accordance with the terms of the Merger Agreement and (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of April 14, 2014, by and among the Company and the other parties thereto.

“Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of April 14, 2014, by and among the Company and the other parties thereto.

“Transfer” shall mean (i) any direct or indirect sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, entry into this Agreement or the Merger Agreement or the Reverse Stock Split); or (ii) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to such Covered Shares), in each case, that is inconsistent with the provisions of this Agreement; or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing sub-paragraphs (i) or (ii).

2.                                      Agreement to Retain the Covered Shares.

2.1                               No Transfer and Encumbrance of Covered Shares.  Hereafter until the Expiration Time, each Shareholder agrees not to Transfer any Covered Shares, other than with the prior written consent of Parent, except that, following the receipt of the Requisite Stockholder Approval, such Shareholder may Transfer the Covered Shares to any controlled Affiliate of such Shareholder, provided that such controlled Affiliate agrees in writing, in a joinder to this Agreement reasonably acceptable to Parent, to be bound by this Agreement to the same extent as such transferring Shareholder.

2.2                               Update of Beneficial Ownership Information.  Promptly following the written request of Parent or upon the acquisition of any Covered Shares, each Shareholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Shareholder or by such Shareholder’s controlled Affiliates who become holders of the Covered Shares pursuant to Section 2.1, as applicable.

2.3                               Additional Purchases. Until the Expiration Time, each Shareholder agrees that any Company Common Shares, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto that such Shareholder purchases or otherwise hereinafter acquires or with respect to which such Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Shareholder as of the date hereof.

2.4                               Unpermitted Transfers.  Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

2.5                               Further Actions. Except as specifically contemplated by Section 4, no Shareholder shall take any action with respect to the Covered Shares, prior to a the termination of this Agreement, that would reasonably be expected to restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby, including the approval of the Merger.

3.                                      Agreement to Consent and Approve.

3.1                               Hereafter until the Expiration Time each Shareholder agrees, that at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval of Company stockholders by written consent with respect to any of the following matters, such Shareholder shall, or shall cause the holders of record on any applicable record date to (including by delivering to the Secretary of the Company a duly executed proxy card), vote the Covered Shares (A) in favor of (x) the adoption of the Merger Agreement (and any amendment of the Merger Agreement) and the approval of the Merger and the other transactions contemplated by the Merger Agreement and the Spin-Off Transaction Agreements, (y) the approval of the Company Charter Amendment, and (z) any action that would reasonably be expected to be in furtherance of the foregoing, and (B) against (1) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Section 6.1 or Section 6.3 of the Merger Agreement not being satisfied, (2) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal, (3) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement or the Spin-Off Transaction Agreements (including the restructuring transactions set forth in the Plan of Reorganization)), and (4) any action which would reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Spin-Off Transaction Agreements (including the restructuring transactions set forth in the Plan of Reorganization and the Reverse Stock Split). Any written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. Each Shareholder agrees not to exercise or perfect, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement and the other transactions contemplated by the Merger Agreement or the Spin-Off Transaction Agreements. Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, Corepoint Lodging Inc. or any of their respective Affiliates, successors or directors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

3.2                               In the event that a meeting of the stockholders of the Company is held prior to the Expiration Time, each Shareholder shall, or shall cause the holders of record on any applicable record date to, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purposes of establishing a quorum (including by delivering to the Secretary of the Company a duly executed proxy card).

4.                                      No Solicitation.  Each Shareholder agrees to (and to cause its Subsidiaries and Representatives to) comply with the obligations applicable to the Company’s Representatives pursuant to Section 5.4(a) of the Merger Agreement as if such Shareholder was a party thereto.  Notwithstanding the foregoing sentence, solely to the extent the Company is permitted to take the actions set forth in subsections (ii) through (iv) (inclusive) of Section 5.4(b) of the Merger Agreement, the Shareholder may also take such permitted actions, including to review any Acquisition Proposal and to discuss and confirm to the Company the willingness of the Shareholder to support and sign a voting agreement in the event of any termination of the Merger Agreement in connection with such Acquisition Proposal (including, for the avoidance of doubt, during the Notice Period contemplated by Section 5.4(c) of the Merger Agreement).

5.                                      Representations and Warranties of the Shareholders.  Each Shareholder hereby severally and not jointly represents and warrants to Parent as follows:

5.1                               Due Authority.  Such Shareholder has the corporate power and capacity to make, enter into and carry out the terms of this Agreement.  Such Shareholder is duly organized, validly existing and in good standing (where such concept is applicable) in accordance with the laws of its jurisdiction of formation.  The execution and delivery of this Agreement, the performance of such Shareholder’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other corporate action on the part of such Shareholder is required to give effect to this Agreement or the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable against each such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2                               Ownership of the Covered Shares.  As of the date hereof, (a) such Shareholder is the beneficial or record owner of the number of Covered Shares set forth opposite such Shareholder’s name on Annex I hereto, free and clear of any and all Encumbrances, other than those created by this Agreement or the Stockholders’ Agreement, (b) such Covered Shares are fully paid up, and (c) such Shareholder has sole voting power over all of such Covered Shares beneficially owned by such Shareholder.  As of the date hereof, such Shareholder has not entered into any agreement to Transfer such Covered Shares.  As of the date hereof, such Shareholder does not own, beneficially or of record, any Company Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Company Common Shares or other voting shares of the Company) other than such Covered Shares.

5.3                               No Conflict; Consents.

(a)                                 The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Person of the obligations under this Agreement and the compliance by such Person with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to each such Person, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Covered Shares beneficially owned by such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder is bound, except, in the case of clause (ii), for any of the foregoing that, individually or in the aggregate, would not materially impair or materially adversely affect the ability of each such Person to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby, except for filings with the SEC under the Exchange Act.

5.4                               Absence of Litigation.  There is no legal action pending against or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would materially impair or materially adversely affect the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6.                                      Representations and Warranties of Parent.  Parent hereby represents and warrants to each Shareholder as follows:

6.1                               Due Authority.  Parent has the corporate power and capacity to make, enter into and carry out the terms of this Agreement.  Parent is duly organized and validly existing in accordance with the laws of its jurisdiction of formation.  The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other corporate action on the part of Parent is required to give effect to this Agreement or the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.2                               No Conflict; Consents.

(a)                                 The execution and delivery of this Agreement by Parent does not, and the performance by Parent of the obligations under this Agreement and the compliance by Parent with any provisions hereof do not and will not conflict with or violate any Laws applicable to Parent.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except for filings with the SEC under the Exchange Act.

6.3                               Absence of Litigation.  There is no legal action pending against or, to the knowledge of Parent, threatened against or affecting Parent that would materially impair or materially adversely affect the ability of Parent to perform each of its respective obligations hereunder or to consummate the transactions contemplated hereby.

7.                                      Termination.

7.1                               This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (i) the Expiration Time and (ii) any material change to the terms of the Merger without the prior written consent of the Shareholders that (A) reduces the per-share Merger Consideration (other than adjustments in compliance with Section 2.1 of the Merger Agreement, including with respect to the Reverse Stock Split) or (B) changes the form of consideration payable in the Merger.

7.2                               Notwithstanding Section 7.1, termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s willful and material breach of any of the terms of this Agreement prior to such termination.  The provisions in this Section 7 and Section 12 hereof shall survive the termination of this Agreement.

8.                                      Fiduciary Duties.  The covenants and agreements set forth herein shall not prevent any of the Shareholders’ (or any of their Affiliates’) designees serving on the board of directors of the Company, Corepoint Lodging Inc. or their respective Affiliates from complying with his or her fiduciary obligations, while acting in such designee’s capacity as a director of the Company, Corepoint Lodging Inc. or such Affiliate.  Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Covered Shares.

9.                                      No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

10.                               Termination of Certain Existing Arrangements.  Prior to the Closing Date, each of the Shareholders shall take all actions necessary to terminate, effective not later than the Effective Time, without payment and without any further right, obligation or liability of any Person thereunder (other than the exculpation and no recourse provisions therein) (i) the Stockholders’ Agreement and (ii) the Registration Rights Agreement (other than the indemnification obligations therein). The Shareholders shall provide to Parent evidence of such termination reasonably acceptable to Parent.

11.                               Reliance.  Each of the Shareholders understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.  Parent understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Parent’s execution and delivery of this Agreement.

12.                               Miscellaneous.

12.1                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.2                        Binding Effect and Assignment.  Except as otherwise provided in Section 2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.  Any assignment in violation of this Section 12.2 shall be void.

12.3                        Amendments and Modifications.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto.

12.4                        Specific Performance; Injunctive Relief.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

12.5                        Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 8.4 of the Merger Agreement, addressed as follows:  (i) if to Parent, to the address, facsimile number or email address set forth in Section 8.4 of the Merger Agreement and (ii) if to any Shareholder, to the address, facsimile number or email address set forth below, or, in each case, to such other address, facsimile number or email address as such party may hereafter specify for such purpose by notice to each other party hereto.

Name:	The Blackstone Group L.P.
Address:	345 Park Avenue, New York, NY 10154
Email:	realestatenotices@blackstone.com
Attention:	Robert Harper

With copies to (which shall not be considered notice):

Name:	The Blackstone Group L.P.
Address:	345 Park Avenue, New York, NY 10154
Email:	realestatenotices@blackstone.com
Attention:	Leon Volchyok

Name:	Venable LLP
Address:	600 Massachusetts Avenue, NW, Washington, DC 20001
Email:	Jkurzweil@Venable.com
Attention:	Jeffrey Kurzweil

12.6                        Applicable Law; Jurisdiction of Disputes.  This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of any party in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Delaware; provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 12.6 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 12.5.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

12.7                        WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8                        Entire Agreement.  This Agreement, together with the Merger Agreement, contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

12.9                        Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.10                 Effect of Headings.  Headings of the articles, sections, annexes and exhibits of this Agreement are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

12.11                 No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

12.12                 Legal Representation.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

12.13                 Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

12.14                 No Recourse.  Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect shareholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

12.15                 Documentation and Information.  Each Shareholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of such Shareholder’s commitments and obligations under this Agreement, and such Shareholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity.  Such Shareholder agrees to promptly give Parent any information it may reasonably require relating to such Shareholder for the preparation of any such disclosure documents, and such Shareholder agrees to promptly notify Parent of any required corrections with respect to any such written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

12.16                 Other Shareholder Parties.  Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Shareholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement or the Spin-Off Transaction Agreements) and nothing herein shall restrict the ability of such affiliates (other than the Shareholders) or platforms to trade securities (including Common Shares) and syndicated bank debt and originate loans in the ordinary course of business.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ David B. Wyshner
	Name:	David B. Wyshner
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Support Agreement]

BLACKSTONE REAL ESTATE PARTNERS IV L.P.
BLACKSTONE REAL ESTATE PARTNERS IV.F L.P.
BLACKSTONE REAL ESTATE PARTNERS IV.TE.2 L.P.
BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.1 L.P.
BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.2 L.P.
BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.3-A L.P.

By:	Blackstone Real Estate Associates IV L.P., its General Partner

By:	BREA IV L.L.C., its General Partner

By:	/s/ Giovanni Cutaia
Name: Giovanni Cutaia
Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V L.P.
BLACKSTONE REAL ESTATE PARTNERS V.F L.P.
BLACKSTONE REAL ESTATE PARTNERS V.TE.1 L.P.
BLACKSTONE REAL ESTATE PARTNERS V.TE.2 L.P.
BLACKSTONE REAL ESTATE PARTNERS (AIV) V L.P.

By:	Blackstone Real Estate Associates V L.P., its General Partner

By:	BREA V L.L.C., its General Partner

By:	/s/ Giovanni Cutaia
Name: Giovanni Cutaia
Title: Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS IV L.P.

By:	BREP IV Side-by-Side GP L.L.C., its General Partner

By:	/s/ Giovanni Cutaia
Name: Giovanni Cutaia
Title: Senior Managing Director

[Signature Page to Support Agreement]

BLACKSTONE REAL ESTATE HOLDINGS V L.P.

By:	BREP V Side-by-Side GP L.L.C., its General Partner

By:	/s/ Giovanni Cutaia
Name: Giovanni Cutaia
Title: Senior Managing Director

BRE/LQJV-NQ L.L.C.

By:	/s/ Giovanni Cutaia
Name: Giovanni Cutaia
Title: Senior Managing Director

BRE/PRIME MEZZ 2 L.L.C.

By:	/s/ Giovanni Cutaia
Name: Giovanni Cutaia
Title: Senior Managing Director

[Signature Page to Support Agreement]

ANNEX I

Shareholders

Shareholder Name:	Covered Shares
BLACKSTONE REAL ESTATE PARTNERS IV L.P.	1,052,872
BLACKSTONE REAL ESTATE PARTNERS IV.F L.P.	354,094
BLACKSTONE REAL ESTATE PARTNERS IV.TE.2 L.P.	143,262
BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.1 L.P.	381,502
BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.2 L.P.	524,036
BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.3-A L.P.	608,156
BLACKSTONE REAL ESTATE PARTNERS V L.P.	6,091,344
BLACKSTONE REAL ESTATE PARTNERS V.F L.P.	1,541,053
BLACKSTONE REAL ESTATE PARTNERS V.TE.1 L.P.	2,193,670
BLACKSTONE REAL ESTATE PARTNERS V.TE.2 L.P.	5,635,931
BLACKSTONE REAL ESTATE PARTNERS (AIV) V L.P.	176,582
BLACKSTONE REAL ESTATE HOLDINGS IV L.P.	178,324
BLACKSTONE REAL ESTATE HOLDINGS V L.P.	888,596
BRE/LQJV-NQ L.L.C.	13,539,310
BRE/PRIME MEZZ 2 L.L.C.	1,864,344
Total:	35,173,076

ANNEX I